Exhibit 15.1

October 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated October 28, 2016 on our review of interim financial information of MSCI Inc. for the three and nine month periods ended September 30, 2016 and September 30, 2015 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016 is incorporated by reference in its Registration Statement on Form S-8 No. 333-147540, No. 333-165888, No. 333-167624 and No. 333-210987, dated November 20, 2007, June 3, 2010, June 18, 2010 and April 28, 2016, respectively, and on Form S-3 No. 333-206232, dated August 7, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York